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                                                                    Exhibit 5.1

[STOEL RIVES LLP LETTERHEAD]

                                November 20, 2000

Board of Directors
RadiSys Corporation
5445 NE Dawson Creek Drive
Hillsboro, OR 97124

         We have acted as counsel for RadiSys Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering $100,000,000 aggregate principal amount of the Company's 5 1/2% Convertible Subordinated Notes due 2007 (the "Notes") and shares of the Company's common stock issuable upon conversion of the Notes (the "Shares"). We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion, including, but not limited to, the Indenture dated August 9, 2000 between the Company and U.S. Trust Company, National Association (the "Indenture").

         Based on the foregoing, it is our opinion that:

         1. The Company is a corporation existing under the laws of the State of Oregon;

         2. The Notes have been duly authorized and legally issued and are fully paid and non-assessable; and

         3. The Shares have been duly authorized and, when issued pursuant to the terms of the Indenture, will be legally issued, fully paid and non-assessable.

         We consent to the use of our name in the Registration Statement and in the Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ STOEL RIVES LLP

                                                     STOEL RIVES LLP